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                            ARTICLES OF INCORPORATION

                                       OF

                                 B-SQUARE, INC.

                                   ARTICLE ONE

     The name of the Corporation is B-SQUARE, INC.

                                   ARTICLE TWO

     The period of its duration is perpetual.

                                  ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

     The aggregate number of shares which the Corporation shall have authority to issue is One Million (1,000,000) and such shares shall have no par value.

                                  ARTICLE FIVE

     The Corporation will not commence business until it has received consideration equal to or exceeding the value of One Thousand and no/100 Dollars ($1,000.00) consisting of money, labor done, or property actually received, for the issuance of its shares.

                                   ARTICLE SIX

     No shareholder of the Corporation shall have the preemptive right to acquire additional shares of the Corporation. No cumulative voting shall be allowed.

                                  ARTICLE SEVEN

     The street address of its initial Registered Office, and the name of its initial Registered Agent at this address is W. T. "Skip" Leake, 800 W. Airport Freeway, Suite 1020, L.B. 6020, Irving, Texas 75062.


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                                  ARTICLE EIGHT

     The number of initial Director is one (1). The name and addresses of the initial Director is:

          Daniel L. Bechtel
          2708 St. Louis Ave.
          Fort Worth, Texas 76110-0281

                                  ARTICLE NINE

     The name and address of the Incorporator is W. T. "Skip" Leake, 800 West Airport Freeway, Suite 1020, Lock Box 6020, Irving, Dallas County, Texas.

                                   ARTICLE TEN

     To the extent permitted by Texas Business Corporation Act Article 2.02-1, the Corporation will indemnify any director, officer, employee, or authorized agent of the Corporation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with a proceeding in which the person was, is, or is threatened to be made a named defendant or respondent because the person is or was a director, officer, employee or authorized agent of the Corporation.

     IN WITNESS WHEREOF, I hereunto set my hand this 9th day of September, 1993.


                                        /s/ W.T. "Skip" Leake
                                        ----------------------------------------
                                        W.T. "Skip" Leake

     SUBSCRIBED, SWORN TO, AND ACKNOWLEDGED before me this the 9th day of September, 1993, to which witness my hand and seal of office.


                                        /s/ Rhonda Graham Marshall
                                        ----------------------------------------
                                        Notary Public, State of Texas

1:33:8

                                                                  [SEAL]
                                                               NOTARY PUBLIC
                                                              STATE OF TEXAS
                                                          Rhonda Graham Marshall
                                                            Commission Expires
                                                               May 13, 1997


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